EXHIBIT 99
ORIENTAL FINANCIAL GROUP INC.
TRADING PROHIBITION NOTICE
TO DIRECTORS AND EXECUTIVE OFFICERS
October 13, 2005
       1.     This notice is to inform you that the Oriental Group CODA Profit Sharing Plan (the “Plan”) is changing the custodian of the Plan assets and the broker-dealer for mutual fund investments under the Plan.
       2.     As a result of these changes, Plan participants will be temporarily unable to direct or diversify investments in their individual accounts, or obtain a loan or distribution from the Plan. This period, during which Plan participants will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”
       3.     While the blackout period is in effect, you (and your immediate family members who share your residence) must not engage in any discretionary purchase, sale or other acquisition or transfer of the Company’s common stock or options, if you acquire or previously acquired such equity security in connection with your service or employment as a director or executive officer of the Company. SEC Regulation BTR provides that any profit realized by a director or executive officer from any such prohibited transaction will inure to and be recoverable by the Company, regardless of any intention on the part of the director or executive officer in entering into the transaction. It further provides for SEC enforcement actions and private lawsuits to recover such profits. However, certain transactions will not be affected by this prohibition, including any acquisition or disposition of common stock of the Company involving a bona fide gift or a transfer by will or laws of descent and distribution, and exercises of stock options that were not written or acquired by the director or executive officer during the blackout period, or while aware of its actual or approximate beginning or ending dates, and that are exercisable on a fixed date.
       4.     The blackout period for the Plan began on October 13, 2005 and is expected to end in the week of November 14, 2005. During this period, you may obtain, without charge, information as to whether the blackout period has ended by contacting José Gabriel Díaz, Esq., First Senior Vice President and Executive Trust Officer of Oriental Bank and Trust, Professional Offices Park, 996 San Roberto Street, Suite 201, San Juan, Puerto Rico 00926, at 787-281-5030 or by e-mail: jgdiaz@orientalonline.com.

       5.     If you have any questions concerning this notice or the blackout period, you should contact José Gabriel Díaz, Esq., First Senior Vice President and Executive Trust Officer of Oriental Bank and Trust, at the address, e-mail or telephone number indicated above.